AGREEMENT

AGREEMENT made this 1st day of June, 1998 between Investors Bank & Trust Company ("Investors Bank"), a Massachusetts-chartered trust company, and Funds Distributor, Inc. ("FDI"), a Massachusetts corporation.

WHEREAS, Investors Bank serves as administrator to and provides certain administrative services for Merrimac Series (the "Trust") pursuant to an administration agreement dated June 1, 1998. The Trust is an open-end management investment company organized under the laws of the state of Delaware, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is comprised of the investment series listed on Schedule A, as such Schedule shall be automatically amended from time to time (each a "Fund," collectively, the "Funds");

WHEREAS, the Trust has entered into a distribution agreement with FDI (the "Distribution Agreement") for the distribution by FDI of shares of beneficial interest (the "Shares") in the Trust or in the Funds;

WHEREAS, certain employees of FDI who may be registered with the National Association of Securities Dealers, Inc. ("NASD") as representatives of FDI (such persons shall hereinafter be referred to as "Registered Representatives") will be wholesaling the Funds' Shares and will also be actively selling investment advisory services of Investors Bank to clients; and

WHEREAS, Investors Bank has agreed to enter into this Agreement as consideration for FDI to enter into the Distribution Agreement;

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Services provided by FDI. FDI will assist Investors Bank in providing services with respect to each Fund as may be reasonably requested by Investors Bank from time to time. To the extent consistent with FDI's compensation hereunder and at the direction of Investors Bank, specific assignments may include any of the following:

        (a)  Medallion Distribution.

                (1) Legal review and principal sign-off of all Fund marketing materials and other sales related materials to ensure compliance with the advertising rules of the relevant regulatory authorities. FDI will file such materials, and obtain such approvals for their use as may be required by the Securities and Exchange Commission ("SEC"), the NASD or state securities administrators. FDI will forward all NASD comments on marketing materials to Investors Bank;

                (2) The forwarding of sales related complaints concerning the Funds to Investors Bank;

                (3) Coordination of registration of the Funds with the National Securities Clearing Corporation ("NSCC") and filing of required Fund/SERV reports with the NSCC;

                (4) The provision of advice and counsel to the Funds with respect to regulatory matters regarding legal review and principal sign off of Fund marketing material and other sales related materials, broker/dealer and distribution related issues, including monitoring regulatory and legislative developments that may affect the Funds and assisting the Funds in routine regulatory examinations or investigations;

                (5) Assistance in the Funds' operations and provision of general consulting services with respect to legal review and sign off on marketing materials and other sales related materials, broker/dealer and distribution related issues, on an as needed basis;

                (6) Assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board;

                (7) Preparation of materials for the board supporting the annual renewal of the Distribution Agreement;

                (8) Administering payments to third parties of 12b-1 fees or other commissions, if any;

                (9) Upon request, attending meetings of the Board of Trustees of the Funds;

                (10) In connection with the foregoing activities, maintenance of an office facility (which may be in the offices of FDI or a corporate affiliate);

                (11) In connection with the foregoing activities, the furnishing of clerical services and internal executive and administrative services, stationery and office supplies;

                (12) Based on advice of Goodwin, Proctor & Hoar, counsel to Investors Bank, employees of Investors Bank who will engage in sales activities for the Funds will not be required to be licensed with the NASD. In those states where Goodwin, Proctor & Hoar has advised the parties that no such exemption from licensing is applicable, FDI will provide a licensed sales representative who will attend any sales presentations to be held in those states. In addition, in the event Investors Bank requires its own employees to be registered as representatives of FDI, FDI will sponsor up to two (2) such employees; and

                (13) FDI will keep and maintain all books and records relating to its services in accordance with Rule 31a-1 under the 1940 Act.

        (b) Fund Officers. FDI will provide officers to the Funds to assume certain specified responsibilities. This provision will be limited to two officers to be specified by the Fund.

        (c) Referrals. FDI may, from time to time, as opportunities are presented, refer potential investors in the Funds or potential clients to Investors Bank. Such potential investors or clients will be identified to Investors Bank by FDI either in writing or verbally, and FDI will be compensated at the rate set forth in Section 4 of this Agreement for any such referrals which result in an investment in the Funds or any other agreement for services with Investors Bank.

2. Services Provided by Investors Bank. In furtherance of the responsibilities under this Agreement, Investors Bank will:

        (a) cause the registration of the Shares under the Securities Act of 1933 (the "1933 Act") and the qualification of the Shares for sale in those states that the Funds may designate;

        (b) monitor or cause the Funds' transfer agent to monitor sales of the Shares with respect to compliance with applicable state securities and Blue Sky laws;

        (c) provide consulting services with regard to such advertising, marketing and promotional activities as Investors Bank believes reasonable, including but not limited to (i) development of information, analyses and reports, (ii) preparing, printing and distributing sales literature brochures, letters, training materials and dealer guides and all similar materials and advertisements as defined below, (iii) develop and implement audio and video advertising programs, and (iv) arrange for the printing and distribution of prospectuses and reports of the Funds to prospective shareholders; provided that it is understood that FDI shall have no responsibility for strategic planning or development with respect to such matters. For purposes of this Agreement "sales literature" and "advertisements" mean brochures, letters, electronic media, training materials and dealers' guides, materials for oral presentations and all other similar materials, whether transmitted directly to potential shareholders or published in print or audio-visual media, but does not include generic materials that do not mention the Funds or the Shares;

        (d) submit all consulting related sales literature and advertisements prepared pursuant to Section 2(d) above to FDI for legal/compliance review in advance of use, and incorporate such changes as FDI may reasonably request therein. FDI will file such materials and obtain such approvals for their use as may be required by the SEC, NASD or state securities administrators;

        (e) identify persons employed by Investors Bank that will become Registered Representatives and assist FDI in ascertaining that such persons meet all requirements established for being a Registered Representative by the SEC, NASD and relevant state securities commissions;

        (f) report sales-related complaints to FDI and consult with FDI concerning the manner in which such complaints will be addressed;

        (g) to the extent applicable, cause the Funds' transfer agent to give necessary information for the preparation of quarterly reports in a form reasonably satisfactory to FDI regarding any Rule 12b-1 fees, front-end sales loads, back-end sales loads and other data regarding sales and sales loads as required by the 1940 Act or as requested by the board of trustees of the Trust;

        (h) to the extent applicable, cause the Funds' transfer agent to provide FDI with all necessary information so that FDI can calculate the maximum sales charges payable by the Funds pursuant to the Conduct Rules of the NASD and the actual sales charges paid by the Funds; and cause the Funds' transfer agent to provide such information in a form satisfactory to FDI no less often than monthly for every Fund and on a daily basis for any Fund for which FDI determines that the remaining limit is approaching zero;

        (i) support or cause the Funds' transfer agent to support the servicing of the shareholders; in connection therewith the Funds' transfer agent or Investors Bank will provide one or more persons during normal business hours to respond to telephone questions concerning the Funds;

        (j) provide FDI with copies of, or access to, any documents that FDI may reasonably request and notify FDI as soon as possible of any matter materially affecting FDI's performance of services under this Agreement;

        (k) (i) identify persons to enter into agreements with FDI for the solicitation of Fund Shares, such as securities dealers, financial institutions and other industry professionals such as investment advisers and estate planning firms (collectively referred to herein as "Selling Broker Dealers"); (ii) assist FDI in ascertaining that such persons meet any requirements established for Selling Broker-Dealers by law, the Funds or FDI;
(iii) request that FDI enter into selling agreements with each such Selling Broker-Dealer ("Selling Agreements") using a request form (the "Selling Agent Request Form") substantially similar to the attached Exhibit B signed by a duly authorized officer or employee of Investors Bank (who shall be a person listed on Exhibit B until such time as Investors Bank amends or supplements such list) and Investors Bank will assist in the performance of the necessary due diligence to determine the qualification of the prospective Selling Broker-Dealer pursuant to clause (ii) above; (iv) submit such Selling Agent Request Form and all related due diligence materials that Investors Bank may have to FDI; (v) assist FDI in coordinating the execution of Selling Agreements between FDI and the Selling Broker-Dealers; and (vi) use its best efforts to insure that no sales are executed or processed prior to obtaining an executed Selling Agreement from the Selling Broker-Dealer making the sale;

        (l) provide administrative support (e.g., telemarketing and fulfillment services) with regard to, and use its best efforts to monitor the performance of, the Selling Broker-Dealers in their solicitation and execution of sales of the Shares and all activities related thereto, including compliance with applicable law, the Selling Agreements, and the multi-class procedures;

        (m) use reasonable efforts to monitor the Selling Broker-Dealers and the Registered Representatives in their resolution of "as of trades" with respect to Shares of the Funds in order to mitigate the risk of loss to FDI and the Funds from such "as of trades";

        (n) report to FDI, to the extent that Investors Bank is aware, any and all actions or inactions by any Selling Broker-Dealer or Registered Representative that (i) fail to comply with the terms of any Selling Agreements,
(ii) violate any applicable laws or regulations of any governmental authorities, including the NASD's Rules of the Association, or (iii) violate any other agreements or procedures with which such Selling Broker-Dealer is required to comply;

        (o) (i) submit the form of confirmation statement to be used for sale of the Shares to FDI for its approval and provide or cause to be provided to customers of the Selling Broker-Dealers ("Customers") and to the Selling Broker-Dealers such confirmations of all transactions in the Shares as may be required by the Securities Exchange Act of 1934 (the "1934 Act") and the Selling Agreements, and (ii) use reasonable efforts to monitor the Fund's transfer agent in its preparation and mailing of such confirmations regarding the sales of the Shares and report to FDI any deficiencies of which Investors Bank is aware in the transfer agent's performance of such activities;

        (p) (i) use reasonable efforts to monitor the Funds' transfer agent in its performance of any and all duties, functions, procedures and responsibilities in connection with any and all transactions electronically submitted through Fund/SERV networking procedures established by NSCC; and (ii) use reasonable efforts to monitor the Fund's transfer agent to ensure that all confirmed trades and any other information provided through Fund/SERV shall be accurate, complete, and in the format prescribed by NSCC;

        (q) inform FDI quarterly of those states where Investors Bank can claim the institutional exemption;

        (r) provide FDI in writing to Michael Petrucelli at Premier
Mutual Fund Services, Inc., 200 Park Avenue, 45th Floor, New York, New York 10166 and at the same time with copy to FDI's Compliance Department at 60 State Street, 13th Floor, Boston, Massachusetts 02109 with due notice (15 days) prior to arranging a sales presentation in any state where a FDI registered representative is required to attend; and

        (s) provide directors' and officers'/errors and omissions insurance coverage for FDI employees who are Fund officers in an amount that is reasonable in light of all material considerations.

3. Delivery of Documents. In order to assist FDI in the performance of its duties, Investors Bank has caused each Fund to furnish FDI with, or provide FDI with access to, each of the following:

        (a) each Fund's most recent Post-Effective Amendment to its Registration Statement on Form N-1A (the "Registration Statement") under the 1933 Act and under the 1940 Act as filed with the SEC relating to each Fund's shares;

        (b) each Fund's most recent Prospectus(es);

        (c) each Fund's most recent Statement(s) of Additional Information;

        (d) each Fund's most recent annual and semi-annual financial statements;

        (e) each Fund's most recent filings pursuant to Rules
24f-2/24e-2 under the 1940 Act;

        (f) each Fund's most recent SEC examination letter to the extent that such information contained in the SEC letter: (i) materially affects FDI's performance under this Agreement; or (ii) the issues identified in the letter may result in FDI incurring any loss, claim, damage or liability or action in respect thereof; and

        (g) the Fund's charter documents and by-laws.

Investors Bank will furnish FDI from time to time with copies of, or access to, all amendments of or supplements to the foregoing. Furthermore, Investors Bank will provide FDI with copies of, or access to, any other documents that FDI may reasonably request and will notify FDI as soon as possible of any matter materially affecting FDI's performance of its services under this Agreement.

4. Compensation; Reimbursement of Expenses. All compensation noted herein for services provided under this Agreement is confidential and should be discussed only between the parties to the Agreement.

        (a) Medallion Distribution Services. For the medallion distribution services provided under this Agreement, Investors Bank shall pay FDI an annual minimum fee in the first year of this Agreement of $45,000 for the Funds up to a total of five (5) money funds, and an additional $15,000 for each additional Fund/spoke, payable in equal monthly installments on the first business day of each month (the "Base Fee"). Such annual Base Fee shall be increased to a minimum fee of $60,000 in the second year, and $75,000 in the third year of the Agreement, and an additional $15,000 for any Fund or spoke over the initial five
(5) funds in the Fund family.

The Base Fee as stated above is subject to the following conditions: (I) FDI shall only sponsor two Registered Representatives, if needed, plus out-of-pocket costs as noted below, (Additional sponsorships need to be approved by FDI and shall be subject to $3,000 annual fee per Registered Representative, plus all out-of-pocket expenses); and (ii) the advertising legal review shall be for the lesser of 30 marketing pieces or 150 pages per calendar year. If the advertising legal review exceeds this amount during the relevant annual contract period (the "Annual Period"), Investors Bank shall pay FDI $150 for the first ten (10) pages of advertising legal review for an individual marketing piece and $10 per page thereafter for such advertising legal review that is in excess of 30 pieces or 150 pages as previously described.

Fees paid by Investors Bank to FDI for broker/dealer related services (and the commencement of the Annual Period) shall begin on the date first written above.

In addition, Investors Bank shall pay FDI a fee of $2,500 (plus travel costs) for each state sales visit required by a FDI registered representative. Should FDI be required to attend more than eight (8) sales presentations within a one year period (beginning April 1, 1998), a fee for such visits will be negotiated between the parties.

All fees paid to FDI for the services described in this Agreement are exclusive of out-of-pocket costs. Investors Bank agrees to reimburse FDI for FDI's reasonable out-of-pocket expenses incurred in providing the services hereunder including but not limited to NASD/state securities registration related expenses, including expenses related to sponsorship and maintenance of Registered Representative licenses for FDI and Investors Bank personnel, the licenses of any and all exclusively dedicated teleservicing representatives and NASD filing fees for sales literature, teleservicing functions including installation changes, linecharges and usage tolls.

The amount of each monthly payment described in this Paragraph 4 shall be reduced by the amount, if any, paid to FDI by any Fund pursuant to that Fund's Rule 12b-1 plan (a "Plan"), if any, as in effect from time to time, to the extent that FDI has not used such amount paid pursuant to the Plan to pay for sales, marketing or other activities or expenses in accordance with the Plan ("Distribution Activities"), whether such payments were made to unaffiliated third parties or retained by FDI in connection with the Distribution Activities in which FDI has engaged on the Fund's behalf at the request of Investors Bank. FDI shall have no obligation to make any payments pursuant to a Plan until FDI has received monies therefor from the Funds or Investors Bank.

        (b) Fund Officers. Investors Bank shall pay FDI an annual fee of $20,000 for Fund officers as described in Section 1(b) of this Agreement. The fee for Fund officers will be increased to $25,000 and $30,000 for the second and third-year term, respectively, of the Agreement.

        (c) Referral Business. Investors Bank shall pay FDI a one time, one year referral fee of four (4) basis points on the average money market assets referred to Investors Bank by FDI. Such fee is to be calculated quarterly on average assets and shall be paid within 15 days of the quarter end.

        (d) Miscellaneous. The minimum medallion distribution services fee and officer fee will increase to $100,000 per year when the Trust offers fixed income or equity products. The Merrimac Short-Term Asset Reserve Series will be considered a money market fund for this purpose.

Compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

5. Effective Date. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date FDI becomes the distributor of the shares of such Fund; Schedule A to this Agreement shall be deemed amended to include such Fund from and after such date).

6. Term.

        (a) This Agreement shall continue for an initial three-year period and shall continue thereafter for successive one-year terms unless terminated pursuant to the provision of sub-section (b) of this Section 6.

        (b) This Agreement shall automatically terminate as it relates to any Fund upon termination of the Distribution Agreement between such Fund and FDI or this Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon 60 days' written notice, by vote of a majority of the Board of Trustees of a Fund. In any event, the provisions of Section 8 shall survive termination of this Agreement and continue in full force and effect. Compensation due FDI and unpaid by Investors Bank upon such termination shall be immediately due and payable upon and notwithstanding such termination.

7. Standard of Care and Indemnification.

        (a) Investors Bank will indemnify and hold harmless FDI against any losses, claims, damages or liabilities, or actions in respect thereof, to which FDI may become subject, including amounts paid in settlement with the prior written consent of Investors Bank, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from:

                (i) the failure of Investors Bank to comply with the terms of this Agreement;

                (iii) the failure of Investors Bank to conduct a sales presentation without a licensed representative of FDI where the Investors Bank institutional exemption does not apply;

                (iv) any use of sales materials or advertisements or any oral or written misrepresentations or any unlawful sales practices concerning the Shares by a Registered Representative if such misrepresentations or unlawful sales practices were the direct result of Investors Bank's bad faith, willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement;

                (v) the failure of any Selling Broker-Dealer (as referenced in Exhibit C) to have entered into a Selling Agreement with FDI prior to the execution of any sale of Shares of any Fund; and

                (vi) the failure of any Selling Broker-Dealer to comply with the terms of any Selling Agreement to which it is a party if such failure to comply was the direct result of Investors Bank's bad faith, willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement.

Investors Bank will reimburse FDI for reasonable legal or other expenses reasonably incurred by FDI in connection with investigating or defending against any such loss, claims, damage, liability or action. Investors Bank shall not be liable to FDI for any action taken or omitted by FDI in bad faith, with willful misfeasance or gross negligence or from reckless disregard by FDI of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of FDI and any person controlling FDI within the meaning of Section 15 for the 1933 Act or Section 20 of the 1934 Act.

        (b) FDI will indemnify and hold harmless Investors Bank against any losses, claims, damages or liabilities, or actions in respect thereof, to which Investors Bank may become subject, including amounts paid in settlement with the prior written consent of FDI, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from:

                (i) the failure of FDI to comply with the terms of this Agreement;

                (ii) the failure of FDI to comply with the NASD's Rules of the Association;

                (iii) any use of sales materials or advertisements or any oral or written misrepresentations or any unlawful sales practices concerning the Shares by a Registered Representative if such misrepresentations or unlawful sales practices were the direct result of FDI's bad faith, willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement; and

                (iv) the failure of any Selling Broker-Dealer to comply with the terms of any Selling Agreement to which it is a party if such failure to comply was the direct result of FDI's bad faith, willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement.

FDI will reimburse Investors Bank for reasonable legal or other expenses reasonably incurred by Investors Bank in connection with investigating or defending against any such loss, claims, damage, liability or action. FDI shall not be liable to Investors Bank for any action taken or omitted by Investors Bank in bad faith, with willful misfeasance or gross negligence or from reckless disregard by Investors Bank of its obligations and duties. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of Investors Bank and any person controlling Investors Bank within the meaning of Section 15 for the 1933 Act or Section 20 of the 1934 Act.

8. Record Retention and Confidentiality. FDI shall keep and maintain on behalf of the Funds all books and records which the Funds and FDI are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. FDI further agrees that all such books and records shall be the property of the Funds and to make such books and records available for inspection by or upon the request of the Funds, by Investors Bank, or by the SEC reasonable times and otherwise to keep confidential all books and records and other information relative to the Funds and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

9. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by FDI under this Agreement are the property of FDI. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data will be furnished to Investors Bank and/or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

10. Return of Records. FDI may at its option at any time, and shall promptly upon the demand of Investors Bank and/or the Funds, turn over to Investors Bank and/or the Funds and cease to retain FDI's files, records and documents created and maintained by FDI pursuant to this Agreement which are no longer needed by FDI in the performance of its services or for its legal protection. If not so turned over to Investors Bank and/or the Funds, such documents and records will be retained by FDI for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to Investors Bank and/or the applicable Fund unless the applicable Fund authorizes in writing the destruction of such records and documents.

11. Representations of Investors Bank. Investors Bank represents and warrants that this Agreement has been duly authorized by Investors Bank and, when executed and delivered by Investors Bank, will constitute a legal, valid and binding obligation of Investors Bank, enforceable against Investors Bank in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

12. Representations of FDI.

        (a) FDI represents and warrants that this Agreement has been duly authorized by FDI and, when executed and delivered by FDI, will constitute a legal, valid and binding obligation of FDI, enforceable against FDI in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

        (b) FDI further represents and warrants that it is a member of the NASD and agrees to abide by all of the rules and regulations of the NASD, including, without limitation, its Rules of the Association. FDI agrees to comply with all applicable federal and state laws, rules and regulations. FDI agrees to notify Investors Bank immediately in the event of its expulsion or suspension by the NASD. Expulsion of FDI by the NASD will automatically terminate this Agreement immediately without notice. Suspension of FDI by the NASD will terminate this Agreement effective immediately upon written notice of termination to FDI from Investors Bank.

13. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to Investors Bank at the following address:
Investors Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116,
Attention: Chief Operating Officer with a copy to General Counsel; and to FDI at the following address: 60 State Street, Suite 1300, Boston, MA 02109, Attention:
President with a copy to General Counsel, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

14. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

15. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

16. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The
Commonwealth of Massachusetts.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                            INVESTORS BANK &
                                            TRUST COMPANY


                                            By:  /s/ Robert D. Mancuso

                                            Name:  Robert D. Mancuso

                                            Title: Senior Vice President


                                            FUNDS DISTRIBUTOR, INC.

                                            By:  /s/ Marie E. Connolly

                                            Name: Marie E. Connolly


                                            Title: President and Chief
                                                   Executive Officer


Dated: June 1, 1998

SCHEDULE A
TO THE AGREEMENT
BETWEEN
INVESTORS BANK & TRUST COMPANY
AND
FUNDS DISTRIBUTOR, INC.



        MERRIMAC SERIES
        Merrimac Cash Series
        Merrimac Treasury Series
        Merrimac Short-Term Asset Reserve Series



                                INVESTORS BANK & TRUST COMPANY

                                By: /s/ Robert D. Mancuso

                                Name: Robert D. Mancuso

                                Title: Senior Vice President


                                                 FUNDS DISTRIBUTORS, INC.


                                By:  /s/ Marie E. Connolly

                                Name:   Marie E. Connolly

                                Title:  President and Chief Executive Officer

Exhibit B

SELLING AGREEMENT REQUEST FORM


To:_______________________________________

From:_____________________________________

        Tel #_______________    Fax #_______________

Date:_______________________


Proposed selling agent name and address:

---------------------------------------------

---------------------------------------------

---------------------------------------------

---------------------------------------------

---------------------------------------------


Type of agreement (check one):

____ Bank Agreement
____ Bank Affiliated Broker-Dealer Agreement
____ Broker-Dealer Agreement
____ Registered Investment Adviser Agreement





-----------------------------------------
Authorized Investors Bank Representative


(Attached hereto as Attachment 1 is a list of Authorized Investors Bank Representatives).Attachment 1

AUTHORIZED INVESTORS BANK REPRESENTATIVES

        The following individuals are authorized to request the issuance of sales agreements to clients and/or potential clients of Investors Bank & Trust
Company:

Sean Brennan
Tim Coyne
Christopher Quinn
Paul Jasinski
Susan Mosher

Exhibit C

Selling Agents That Have Entered Into Selling
Agreements With Funds Distributor, Inc.